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                                                                EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                                       OF
                             PATTERSON ENERGY, INC.


                                                   STATE OF                     NAMES UNDER WHICH
        NAME                                    INCORPORATION               SUBSIDIARIES DO BUSINESS
        ----                                    -------------               ------------------------
Patterson Petroleum, Inc.                          Texas                    Patterson Petroleum, Inc.

Patterson Petroleum Trading Company, Inc.          Texas                    Patterson Petroleum Trading Company, Inc.

Patterson Drilling Programs, Inc.                  Texas                    Patterson Drilling Programs, Inc.

Patterson Drilling Company                       Delaware                   Patterson Drilling Company
